Exhibit 21.1

THE HACKETT GROUP, INC.

LISTING OF SUBSIDIARIES

THE HACKETT GROUP, INC. SUBSIDIARIES	JURISDICTION

The Hackett Group Australia Pty. Ltd.	Australia
Scott Mednick & Associates	California
Answerthink Ltd.	Canada
The Hackett Group Canada, Inc.	Canada
EZ Commerce Global Solutions, Inc.	Delaware
Resource Evaluation, Inc.	Delaware
THINK New Ideas, Inc.	Delaware
triSpan, Inc.	Delaware
Archstone Acquisition Corporation	Florida
Beacon Analytics, Inc.	Florida
CFT Consulting, Inc.	Florida
Epic Acquisition Corporation	Florida
GCSB Acquisition Corporation	Florida
The Hackett Group, Inc.	Florida
Resource Evaluation SAS	France
REL Consultancy Group GmbH	Germany
The Hackett Group GmbH	Germany
Infinity Consulting Group, Inc.	Indiana
REL Consultancy Group SRL	Italy
Advis Acquisition Corporation	Massachusetts
Legacy Technology, Inc.	Massachusetts
The Hackett Group BV	Netherlands
Delphi Partners, Inc.	New Jersey
On Ramp, Inc.	New York
SD Goodman Group, Inc.	New York
The Hackett Group, Inc.	Ohio
Group Cortex, Inc.	Pennsylvania
Hackett Group (India) Ltd.	Republic of India
REL Consultancy PTE Limited	Singapore
REL Consultancy Group SL	Spain
The Hackett Group (Suisse) AG	Switzerland
Hackett-REL Limited	United Kingdom
REL Consultancy Group Limited	United Kingdom
Resource Evaluation Limited	United Kingdom
The Hackett Group Limited	United Kingdom